Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
MSCI Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated January 29, 2010, relating to the consolidated financial statements of MSCI Inc., and the effectiveness of MSCI’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of MSCI Inc. for the year ended November 30, 2009.

DELOITTE & TOUCHE LLP
New York, NY
June 3, 2010